EFFECTIVE DATE: NOVEMBER 17, 2000

                                  EXHIBIT 99.3

                                  VERSATA, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT


Dear [Verve Optionee]:

As you know, on November 17, 2000 (the "Closing Date") Versata, Inc. ("Versata") acquired Verve, Incorporated ("Verve") (the "Acquisition"). In the Acquisition, each share of Verve common stock was exchanged for 0.4076114 of a share of Versata common stock (the "Exchange Ratio"). On the Closing Date you held one or more outstanding options to purchase shares of Verve common stock granted to you under the Verve Stock Option Plan (the "Plan") and documented with a Stock Option Agreement(s) and/or Notice(s) of Grant of Stock Option (collectively, the "Option Agreement") issued to you under the Plan (the "Verve Options"). In accordance with the Acquisition, on the Closing Date Versata assumed all obligations of Verve under the Verve Options. This Agreement evidences the assumption of the Verve Options, including the necessary adjustments to the Verve Options required by the Acquisition.

Your Verve Options immediately before and after the Acquisition are as follows:

---------------------------------------------------------- ---------------------------------------------------
                   VERVE STOCK OPTIONS                                  VERSATA ASSUMED OPTIONS
---------------------------------------------------------- ---------------------------------------------------

---------------------------- ----------------------------- ------------------------- -------------------------
     # Shares of Verve           Verve Exercise Price       # of Shares of Versata    Versata Exercise Price
       Common Stock                   Per Share                  Common Stock               Per Share
---------------------------- ----------------------------- ------------------------- -------------------------

---------------------------- ----------------------------- ------------------------- -------------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed Verve Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition; and (iii) to the extent applicable and allowable by law, to retain incentive stock option ("ISO") status under the Federal tax laws.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" means Versata, (ii) to "Stock," "Common Stock" or "Shares" means shares of Versata Stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Versata and
(iv) to the "Committee" means the Compensation Committee of the Versata Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of Verve will now refer to your status as an employee of Versata or any present or future Versata subsidiary. To the extent the Option Agreement allowed you to deliver shares of Verve common stock as payment for the exercise price, shares of Versata common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Verve Stock prior to the Acquisition will be taken into account.

The grant date, vesting commencement date, vesting schedule and the expiration date of your assumed Verve Options remain the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. All other provisions which govern either the exercise or the termination of the assumed Verve Option remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Versata Stock. Upon your termination of employment with Versata you will have the limited time period specified in your Option Agreement to exercise your assumed Verve Option to the extent vested and outstanding at the time, after which time your Verve Options will expire and NOT be exercisable for Versata Stock.

                                               EFFECTIVE DATE: NOVEMBER 17, 2000


To exercise your assumed Verve Option, you must deliver to Versata (i) a written notice of exercise for the number of shares of Versata Stock you want to purchase, (ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Versata at the following address:

                                    Versata, Inc.
                                    300 Lakeside Drive
                                    15th Floor
                                    Oakland, CA  94612
                                    Attention:  Stock Administration

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Versata's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Versata will be governed by the terms of the Versata stock option plan, and such terms may be different from the terms of your assumed Verve Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. If you have any questions regarding this Agreement or your assumed Verve Options, please contact [________________] at
[_______________].

                                  VERSATA, INC.


                                  By:
                                      ---------------------------------------

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

                                               EFFECTIVE DATE: NOVEMBER 17, 2000


                                 ACKNOWLEDGMENT

                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Verve Options hereby assumed by Versata are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.

DATED: __________________  ____________________________________________
                                                 ((EMPLOYEE)), OPTIONEE


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